Exhibit 4.2.4

SUBORDINATION AGREEMENT

THIS SUBORDINATION AGREEMENT (“Agreement”), dated as of July 21, 2009, is made by CENTRAL ILLINOIS LIGHT COMPANY (the “Subordinated Creditor”), for the benefit of WELLS FARGO BANK, NATIONAL ASSOCIATION (with its participants, successors and assigns, the “Senior Lender”), acting through its Wells Fargo Business Credit operating division.

MGP Ingredients, Inc., a Kansas corporation (the “Borrower”), is now or hereafter may be indebted to the Senior Lender on account of loans or the other extensions of credit or financial accommodations from the Senior Lender to Borrower, or to any other person under the guaranty or endorsement of Borrower.

The Subordinated Creditor has entered into certain financial accommodations with Borrower.

As a condition to making any loan or extension of credit to Borrower, the Senior Lender has required that the Subordinated Creditor (i) subordinate the payment of the Subordinated Note and the Subordinated Creditor’s other financial accommodations to the payment of any and all indebtedness of the Borrower to the Senior Lender (except as otherwise provided herein) and (ii) disclaim any interest or Liens in the Collateral which is not Subordinated Creditor Collateral.  Assisting Borrower in obtaining credit accommodations from the Senior Lender and subordinating his interests pursuant to the terms of this Agreement are in the Subordinated Creditor’s best interest.

ACCORDINGLY, in consideration of the loans and other financial accommodations that have been made and may hereafter be made by the Senior Lender for the benefit of the Borrower, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Subordinated Creditor hereby agrees as follows:

1.                                       Definitions. As used herein, the following terms have the meanings set forth below:

“Borrower Default” means a Default or Event of Default as defined in any agreement or instrument evidencing, governing, or issued in connection with Senior Lender Indebtedness, including, but not limited to, the Credit Agreement, or any default under or breach of any such agreement or instrument.

“Collateral” means all business assets of Borrower including all collateral now or hereafter securing payment of the Senior Lender Indebtedness, including all proceeds thereof.

“Credit Agreement” means that certain Credit and Security Agreement dated on or about the date hereof, by and between Borrower and the Senior Lender as the same may hereafter be amended, supplemented or restated from time to time.

“Enforcement” shall mean for Subordinated Creditor to make demand for payment or accelerate the Subordinated Indebtedness, repossess any material amount of Collateral or commence the judicial or non-judicial enforcement of any of the rights and remedies under the Subordinated Note, Subordinated Indebtedness or any related agreements or applicable law.  For the avoidance of doubt, “Enforcement” shall specifically exclude any demand or action taken by Subordinated Creditor to obtain or receive payments upon the sale of the Real Estate Collateral.

“Enforcement Notice” shall mean a written notice delivered, at a time when a Subordinated Indebtedness Default has occurred and is continuing, by Subordinated Creditor to Senior Lender, specifying the relevant Subordinated Indebtedness Default and stating the current balance of the Subordinated Indebtedness.

“Lien” means any security interest, mortgage, deed of trust, pledge, lien, charge, encumbrance, title retention agreement or analogous instrument or device, including the interest of each lessor under any capitalized lease and the interest of any bondsman under any payment or performance bond, in, of or on any assets or properties of a Person, whether now owned or hereafter acquired and whether arising by agreement or operation of law.

“Real Estate Collateral” means that certain real property owned by Borrower located at 1301 South Front Street in Pekin, Il  61555-4065 and described on Exhibit A attached hereto.

“Senior Lender Indebtedness” is used herein in its most comprehensive sense and means any and all advances, debts, obligations and liabilities of Borrower to the Senior Lender, heretofore, now or hereafter made, incurred or created, whether voluntary or involuntary and however arising, whether due or not due, absolute or contingent, liquidated or unliquidated, determined or undetermined, including under any swap, derivative, foreign exchange, hedge, deposit, treasury management or other similar transaction or arrangement at any time entered into by the Borrower with the Senior Lender, and whether the Borrower may be liable individually or jointly with others, or whether recovery upon such Indebtedness may be or hereafter becomes unenforceable.

“Subordinated Creditor Collateral” means collectively, the Real Estate Collateral and Tax Refund Collateral.

“Subordinated Indebtedness” means all obligations arising under the Subordinated Note and each and every other debt, liability and obligation of every type and description which the Borrower may now or at any time hereafter owe to the Subordinated Creditor, whether such debt, liability or obligation now exists or is hereafter created or incurred, and whether it is or may be direct or indirect, due or to become due, absolute or contingent, primary or secondary, liquidated or unliquidated, or joint, several or joint and several, with the exception of Trade Payables Indebtedness.

“Subordinated Indebtedness Default” means a Default or Event of Default as defined in any agreement or instrument evidencing, governing, or issued in connection with Subordinated Indebtedness, including, but not limited to, the Subordinated Note, or any default under or breach of any such agreement or instrument.

“Subordinated Note” means the Borrower’s promissory note made by the Borrower dated on or about the date hereof, payable to the order of the Subordinated Creditor in the approximate original principal amount of $11,614,197.19, together with all renewals, extensions and modifications thereof and any note or notes issued in substitution therefore.

“Tax Refund Collateral” means all of Borrower’s right, title and interest in and to any proceeds or refunds payable by the Internal Revenue Service pursuant to the filed income tax return for Borrower’s fiscal year ending July 1, 2007, and any and all amendments thereto.

“Trade Payable Indebtedness” means the trade payable indebtedness owed by Borrower to Subordinated Creditor, whether such trade payable debt now exists or is hereafter created or incurred, and whether it is or may be direct or indirect, due or to become due, absolute or contingent, primary or secondary, liquidated or unliquidated, or joint, several or joint and several, which shall not include indebtedness evidenced by the Subordinated Note.  For the avoidance of doubt and without limiting the foregoing, “Trade Payable Indebtedness” shall include amounts accruing after June 30, 2009 (i) for products or services provided pursuant to the Gas Service Agreement dated September 1, 2006 by and among Borrower, Subordinated Creditor and the other parties thereto, (ii) for products or services provided pursuant to any successor agreement to that certain Steam Heat Service Agreement dated December 16, 1993 by and among Borrower, Subordinated Creditor and the other parties thereto and (iii) relating to providing electric and natural gas commodity and/or delivery service.

2.                                       Subordination.

(a)                                  The Subordinated Creditor hereby agrees that, except as otherwise provided herein, the payment and performance of all of the Subordinated Indebtedness is hereby expressly subordinated to the payment and performance in full of the Senior Lender Indebtedness and regardless of any priority otherwise available to the Subordinated Creditor by law or by agreement, the Senior Lender shall hold a first priority Lien in the Collateral and the Subordinated Creditor hereby disclaims any interest or Liens in the Collateral, except for the Subordinated Creditor Collateral.  The Subordinated Indebtedness shall continue to be subordinated to the Senior Lender Indebtedness even if the Senior Lender Indebtedness is deemed unsecured, under-secured, subordinated, avoided or disallowed under the United States Bankruptcy Code or other applicable law.

(b)                                 Notwithstanding anything contained herein to the contrary, until the earlier of (i) the date that all of the Senior Lender Indebtedness has been indefeasibly paid and performed in full and the Senior Lender has released its Lien in the Collateral or (ii) the expiration of the Standstill Period (as hereinafter defined), the Subordinated Creditor hereby disclaims any interest or Liens in the Collateral other than the Subordinated Creditor Collateral.  The parties agree that the provisions of this Section 2(b), are made in favor of and shall only inure to the benefit of, only Senior Lender its participants, successors and assigns and to no other persons.

(c)                                  Notwithstanding anything contained herein to the contrary (i) the Senior Lender acknowledges that the Subordinated Creditor does not subordinate its Lien in the Subordinated Creditor Collateral and (ii) any Lien claimed in the Subordinated Creditor Collateral by the Senior Lender, shall be and remain fully subordinate for all purposes to the Lien of the Subordinated Creditor in the Subordinated Creditor Collateral for all purposes whatsoever.  Notwithstanding anything in any documents between Subordinated Creditor and Borrower to the contrary, the Subordinated Creditor hereby consents to Senior Lender taking a Lien in the Real Estate Collateral, provided that any such Lien shall be and remain fully subordinate for all purposes to the Lien of the Subordinated Creditor in the Real Estate Collateral for all purposes whatsoever.

3.                                       Payments.

(a)                                  Until all of the Senior Lender Indebtedness has been indefeasibly paid and performed in full and the Senior Lender has released its Lien in the Collateral, the Subordinated Creditor shall not, without the Senior Lender’s prior written consent, demand, receive or accept any payment (whether of principal, interest or otherwise) from the Borrower in respect of the Subordinated Indebtedness, or exercise any right of or permit any setoff in respect of the Subordinated Indebtedness except that the Subordinated Creditor may, provided no Borrower Default has occurred or would occur as a result of any such payments, accept scheduled, current (not more than 30 days past due), non-accelerated payments (but not prepayments) of principal and interest required to be paid under the Subordinated Note.

(b)                                 Notwithstanding anything contained herein to the contrary, (i) the Subordinated Creditor may receive payments from Borrower which are payments of Trade Payable Indebtedness and (ii) the Subordinated Creditor may receive payments from Borrower which are proceeds of the Subordinated Creditor Collateral.

4.                                       Receipt of Prohibited Payments. If the Subordinated Creditor receives any payment on the Subordinated Indebtedness that the Subordinated Creditor is not entitled to receive under the provisions of this Agreement, the Subordinated Creditor will hold the amount so received in trust for the Senior Lender and will forthwith turn over such payment to the Senior Lender in the form received (except for the endorsement of the Subordinated Creditor where necessary) for application to then-existing Senior Lender Indebtedness (whether or not due), in such manner of application as the Senior Lender may deem appropriate. If the Subordinated Creditor exercises any right of setoff which the Subordinated Creditor is not permitted to exercise under the provisions of this Agreement, the Subordinated Creditor will promptly pay over to the Senior Lender, in immediately available funds, an amount equal to the amount of the claims or obligations offset. If the Subordinated Creditor fails to make any endorsement required under this Agreement, the Senior Lender, or any of its officers or employees or agents on behalf of the Senior Lender, is hereby irrevocably appointed as the attorney-in-fact (which appointment is coupled with an interest) for the Subordinated Creditor to make such endorsement in the Subordinated Creditor’s name.

5.                                       Action on Subordinated Indebtedness.  Unless and until the Senior Lender Indebtedness has been indefeasibly paid and performed in full and the Senior Lender has released its Lien in the Collateral:

(a)                                  The Subordinated Creditor will not commence any action or proceeding against the Borrower to recover all or any part of the Subordinated Indebtedness, or join with any creditor (unless Senior Lender shall so join) in bringing any proceeding against the Borrower under any bankruptcy, reorganization, readjustment of debt, arrangement of debt receivership, liquidation or insolvency law or statute of the federal or any state government; and

(b)                                 The Subordinated Creditor will not commence any action or proceeding with respect to the Collateral or against the Borrower, will not take possession of, sell or dispose of, or otherwise deal with, the Collateral, and will not exercise or enforce any other right or remedy which may be available to the Subordinated Creditor against the Borrower or with respect to the Collateral.

(c)                                  Notwithstanding anything contained herein to the contrary, the Subordinated Creditor shall be permitted to commence an Enforcement against (i) the Real Estate Collateral on the date that is sixty (60) days after an Enforcement Notice from Subordinated Creditor has actually been received by Senior Lender, (ii) the Tax Refund Collateral upon the occurrence of a Subordinated Indebtedness Default and (iii) the Borrower with respect to Trade Payable Indebtedness at any time.  Notwithstanding anything herein to the contrary, on the date that is three hundred and sixty five days (365) days after delivery of an Enforcement Notice to Subordinated Creditor pursuant to the terms of Section 12 hereof (the “Standstill Period”), all obligations of Subordinated Creditor under this Agreement shall terminate and expire.

6.                                       Action Concerning Collateral and Restrictions on Liens.

(a)                                  Subordinated Creditor represents, warrants, agrees, promises and covenants to Senior Lender that unless and until all of the Senior Lender Indebtedness has been indefeasibly paid and performed in full and the Senior Lender has released its Lien in the Collateral the (i) Subordinated Creditor will not modify, amend, restate or otherwise change the Subordinated Note or any documents, agreements or instruments representing or related to any Subordinated Indebtedness; (ii) except for the Subordinated Creditor Collateral, the Subordinated Creditor holds no Lien and will hold no Lien on the Collateral or any other property or assets of Borrower; (iii) there are currently no UCC or similar filings in connection with any indebtedness from Borrower to Subordinated Creditor, and will not be any such filings except filings which specifically describe the

Subordinated Creditor Collateral; and (iv) except for Liens relating to the Subordinated Creditor Collateral, should any Lien be taken or received by Subordinated Creditor in respect of the Collateral or any other property or assets of Borrower, or should any UCC or similar filing against Borrower be made by or on behalf of Subordinated Creditor, Senior Lender may, in its sole and absolute discretion, terminate, release, cancel (or take assignment thereof for its own benefit) any such Liens or filings, and Subordinated Creditor hereby appoints Senior Lender as its attorney-in-fact for such purposes.

(b)                                 Senior Lender may take possession of, sell, dispose of, and otherwise deal with all or any part of the Collateral, except for the Subordinated Creditor Collateral, and may enforce any right or remedy available to it with respect to the Borrower or the Collateral (except for the Subordinated Creditor Collateral), all without notice to or consent of the Subordinated Creditor except as specifically required by applicable law.

(c)                                  The Senior Lender shall have no duty to preserve, protect, care for, insure, take possession of, collect, dispose of, or otherwise realize upon any of the Collateral or any other property or assets of the Borrower, and in no event shall the Senior Lender be deemed the Subordinated Creditor’s agent with respect to the Collateral. All proceeds received by the Senior Lender with respect to any Collateral may be applied, first, to pay or reimburse the Senior Lender for all costs and expenses (including reasonable attorneys’ fees) incurred by the Senior Lender in connection with the collection of such proceeds, and, second, to any Senior Lender Indebtedness secured by the Senior Lender’s Lien in that Collateral in any order that it may choose.

(d)                                 Nothing contained herein will prevent Borrower and Senior Lender from amending, modifying, restating and otherwise dealing with the Senior Lender Indebtedness in any manner Borrower and Senior Lender deem necessary and/or desirable without notice to or consent of the Subordinated Creditor (the “Modified Senior Lender Indebtedness”).  This Agreement shall remain fully applicable to such Modified Senior Lender Indebtedness and the Modified Senior Lender Indebtedness will be deemed the “Senior Lender Indebtedness” for all purposes hereunder.

7.                                       Bankruptcy and Insolvency. In the event of any receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization or arrangement with creditors, whether or not pursuant to bankruptcy law, the sale of all or substantially all of the assets of the Borrower, dissolution, liquidation or any other marshalling of the assets or liabilities of the Borrower, the Subordinated Creditor will file all claims, proofs of claim or other instruments of similar character necessary to enforce the obligations of the Borrower in respect of the Subordinated Indebtedness and will hold in trust for the Senior Lender and promptly pay over to the Senior Lender in the form received (except for the endorsement of the Subordinated Creditor where necessary) for application to the then-existing Senior Lender Indebtedness, any and all moneys, dividends or other assets received in any such proceedings on account of the Subordinated Indebtedness, unless and until the Senior Lender Indebtedness has been paid in full and the Senior Lender’s Lien in the Collateral has been terminated, except for proceeds from (i) the Subordinated Creditor Collateral, (ii) the Collateral after the expiration of the Standstill Period and (iii) debt relating to Trade Payables Indebtedness.  If the Subordinated Creditor shall fail to take any such action, the Senior Lender, as attorney-in-fact for the Subordinated Creditor, may take such action on the Subordinated Creditor’s behalf. The Subordinated Creditor hereby irrevocably appoints the Senior Lender, or any of its officers or employees on behalf of the Senior Lender, as the attorney-in-fact for the Subordinated Creditor (which appointment is coupled with an interest) with the power but not the duty to demand, sue for, collect and receive any and all such moneys, dividends or other assets and give acquittance therefor and to file any claim, proof of claim or other instrument of similar character, to vote claims comprising Subordinated Indebtedness to accept or reject any plan of partial or complete liquidation, reorganization, arrangement, composition or extension and to take such other action in the Senior Lender’s own name or in the name of the Subordinated Creditor as the Senior Lender may deem necessary or advisable for the enforcement of the agreements contained herein; and the Subordinated Creditor will execute and deliver to the Senior Lender such other and further powers-of-attorney or instruments as the Senior Lender may request in order to accomplish the foregoing. If the Senior Lender desires to permit the use of cash collateral or to provide post-petition financing to the Borrower, the Subordinated Creditor shall not object to the same or assert that its interests are not being adequately protected.

8.                                       Restrictive Legend; Transfer of Subordinated Indebtedness; Amendment. The Subordinated Creditor will cause the Subordinated Note and all other notes, bonds, debentures or other instruments evidencing the Subordinated Indebtedness or any part thereof to contain a specific statement thereon to the effect that the indebtedness thereby evidenced is subject to the provisions of this Agreement, and the Subordinated Creditor will mark its books conspicuously to evidence the subordination effected hereby.  Attached hereto is a true and correct copy of the Subordinated Note bearing such legend.

9.                                       Continuing Effect. This Agreement shall constitute a continuing agreement of subordination, and the Senior Lender may, without notice to or consent by the Subordinated Creditor, modify any term of the Senior Lender Indebtedness in reliance upon this Agreement. Without limiting the generality of the foregoing, the Senior Lender may, at any time and from time to time, without the consent of or notice to the Subordinated Creditor and without incurring responsibility to the Subordinated Creditor or impairing or releasing any of the Senior Lender’s rights or any of the Subordinated Creditor’s obligations hereunder:

(a)                                  change the interest rate or change the amount of payment or extend the time for payment or renew or otherwise alter the terms of any Senior Lender Indebtedness or any instrument evidencing the same in any manner;

(b)                                 sell, exchange, release or otherwise deal with any property at any time securing payment of the Senior Lender Indebtedness or any part thereof;

(c)                                  release anyone liable in any manner for the payment or collection of the Senior Lender Indebtedness or any part thereof;

(d)                                 exercise or refrain from exercising any right against the Borrower or any other person (including the Subordinated Creditor); and

(e)                                  apply any sums received by the Senior Lender, by whomsoever paid and however realized, to the Senior Lender Indebtedness in such manner as the Senior Lender shall deem appropriate.

10.                                 No Commitment. None of the provisions of this Agreement shall be deemed or construed to constitute or imply any commitment or obligation on the part of the Senior Lender to make any future loans or other extensions of credit or financial accommodations to the Borrower.

11.                                 Waiver and Consent.  Senior Lender shall have no obligation to the Subordinated Creditor with respect to the Collateral or the Senior Lender Indebtedness, except for the Subordinated Creditor Collateral and the Trade Payables Indebtedness.  Senior Lender may (a) exercise collection rights, (b) take possession of, sell or dispose of, and otherwise deal with, the Collateral, (c) in Senior Lender’s name, the Subordinated Creditor’s name or in Borrower’s name, demand, sue for, collect or receive any money or property at any time payable or receivable on account of, or securing, any right to payment, or grant any extension to, make any compromise or settlement with or otherwise agree to waive, modify, amend or change the obligations (including collateral obligations) of any account debtor or other obligor of the Debtor; (d) prosecute, settle and receive proceeds on any insurance claims relating to the Collateral, and (e) exercise and enforce any right or remedy available to Senior Lender with respect to the Collateral, whether available before or after the occurrence of any default; all without notice to or consent by anyone except as specifically required by law. Senior Lender may apply the proceeds of the Collateral in any order of application, and may remit or release such proceeds or any other sums or amounts to the Borrower without being obligated to assure that any such proceeds or sums are applied to the satisfaction of the Subordinated Creditor’s subordinated security interest in any Collateral, except as required by law. The Subordinated Creditor hereby waives any and all right to require the marshalling of assets in connection with the exercise of any of the remedies permitted by applicable law or agreement.

12.                                 Notice. All notices and other communications hereunder shall be in writing and shall be (i) personally delivered, (ii) transmitted by registered mail, postage prepaid, or (iii) transmitted by telecopy, in each case addressed to the party to whom notice is being given at its address as set forth below:

If to the Senior Lender:

Wells Fargo Bank, National Association

MAC N9312-040

109 South 7th Street, 4th Floor

Minneapolis, MN 55402

Attention:  Becky A. Koehler

Telecopier:  (612) 341-2472

If to the Subordinated Creditor:

Central Illinois Light Company

300 Liberty Street

Peoria, Illinois 61602

Attention: Stan E. Ogden , Vice President

Telecopier: (309) 677-5016

with a copy to:

Daniel J. Godar

Armstrong Teasdale LLP

One Metropolitan Square

Suite 2600

St. Louis, MO  63102-2740

Telecopy: 314-612-2249

or at such other address as may hereafter be designated in writing by that party. All such notices or other communications shall be deemed to have been given on (i) the date received if delivered personally, (ii) the date of posting if delivered by mail, or (iii) the date of transmission if delivered by telecopy.

13.                                 Conflict in Agreements. If the subordination provisions of any instrument evidencing Subordinated Indebtedness conflict with the terms of this Agreement, the terms of this Agreement shall govern the relationship between the Senior Lender and the Subordinated Creditor.

14.                                 No Waiver. No waiver shall be deemed to be made by the Senior Lender of any of its rights hereunder unless the same shall be in writing signed on behalf of the Senior Lender, and each such waiver, if any, shall be a waiver only with respect to the specific matter or matters to which the waiver relates and shall in no way impair the rights of the Senior Lender or the obligations of the Subordinated Creditor to the Senior Lender in any other respect at any time.

15.                                 Binding Effect; Acceptance. This Agreement shall be binding upon the Subordinated Creditor and the Subordinated Creditor’s heirs, legal representatives, successors and assigns and shall inure to the benefit of the Senior Lender and its participants, successors and assigns irrespective of whether this or any similar agreement is executed by any other creditor of the Borrower. Notice of acceptance by the Senior Lender of this Agreement or of reliance by the Senior Lender upon this Agreement is hereby waived by the Subordinated Creditor.

16.                                 Miscellaneous. The paragraph headings herein are included for convenience of reference only and shall not constitute a part of this Agreement for any other purpose. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

17.                                 Governing Law; Consent to Jurisdiction and Venue; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the substantive laws (other than conflict laws) of the State of Minnesota.  Each party consents to the personal jurisdiction of the state and federal courts located in the State of Minnesota in connection with any controversy related to this Agreement, waives any argument that venue in any such forum is not convenient, and agrees that any litigation initiated by any of them in connection with this Agreement may be venued in either the state or federal courts located in Hennepin County, Minnesota.  THE PARTIES WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED ON OR PERTAINING TO THIS AGREEMENT.

18.                             Interpretation.  As used in this Agreement, unless the context otherwise requires, the term “herein” shall mean “in this Agreement”.

19.                             Electronic Signatures.  The exchange of copies of this waiver and of signature pages by PDF through email or facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes.  Electronic signatures of the parties transmitted as set forth herein shall deemed to be original signatures for all purposes.

[Signature Page Follows]

IN WITNESS WHEREOF, the Subordinated Creditor has executed this Agreement as of the date and year first above-written.

CENTRAL ILLINOIS LIGHT COMPANY

By:	/s/ Stan E. Ogden
Name:	Stan E. Ogden
Its:	Vice President

Acknowledgment by Borrower

The undersigned, being the Borrower referred to in the foregoing Agreement, hereby (i) acknowledges receipt of a copy thereof, (ii) agrees to all of the terms and provisions thereof, (iii) agrees to and with the Senior Lender that it shall make no payment on the Subordinated Indebtedness that the Subordinated Creditor would not be entitled to receive under the provisions of the Agreement, (iv) agrees that any such payment will constitute a default under the Senior Lender Indebtedness, and (v) agrees to mark its books conspicuously to evidence the subordination of the Subordinated Indebtedness effected hereby.

MGP INGREDIENTS, INC.
a Kansas corporation

By:	/s/ Timothy W. Newkirk
Name:	Timothy W. Newkirk
Its:	President & CEO

Exhibit A

Legal Description of Real Estate Collateral

(Attached)